EXHIBIT 99.1

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033

Contacts:
Investors: Alice Kang (425) 576-3696
Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Thompson To Transition

To Vice President of Strategic Initiatives

KIRKLAND, Wa. — May 2, 2003 — Nextel Partners, Inc. (NASDAQ: NXTP) today announced that its Chief Financial Officer, John Thompson would transition into a new position of Vice President of Strategic Initiatives in order to spend more time with his family.  Thompson will continue to serve as the CFO until a successor is named.  Although a timeline has not been established for the transition, the company has begun a search for a new CFO.

“I intend to stay fully-engaged as the CFO until a successor is in place,” Thompson stated.  “Nextel Partners is on strong financial footing to be free cash flow positive for the full year 2004, and I look forward to sharing in its future success.”  Nextel Partners’ President, CEO, and Chairman, John Chapple stated, “John Thompson has made invaluable contributions to the formation and growth of Nextel Partners taking us through initial financing to a robust publicly traded operating company which will very soon have 1 million customers across the country.  I expect and look forward to him making key contributions in the future.”

In 2003, the initial employment agreements with the company’s senior managers expired, providing an opportunity for Thompson to move to his new role and for the company to begin a search for a new CFO.  The other senior managers of the company have agreed to new employment agreements approved by the compensation committee of the Board of Directors.  In the spirit of full and transparent disclosure, Nextel Partners is announcing its search for a CFO and its plans for an orderly transition, rather than waiting until a successor has been named.

About Nextel Partners, Inc.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 52 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 197 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

Nextel and Nextel Direct Connect are trademarks and/or servicemarks of Nextel Communications, Inc.

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